Exhibit 107
Calculation of Filing Fee Tables
FORM S-1
(Form Type)
WeWork Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Primary Offering: Class A Common Stock, par value $0.0001 per share(3)	457(c)	117,438,299	$7.47(2)	$877,264,093.53(2)	0.0000927	$81,322.38
Fees Previously Paid	Equity	Secondary Offering: Class A Common Stock, par value $0.0001 per share(4)	457(c)	642,774,807	$7.47(2)	$4,801,527,808.29(2)	0.0000927	$526,424.01
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts						$5,678,791,901.82		$607,746.39
Total Fees Previously Paid								$621,402.47
Total Fee Offsets								$0.00
Net Fee Due								$0.00
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction, and the shares of Class A Common Stock set forth in this table shall be adjusted to include such shares, as applicable.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Class A Common Stock on December 15, 2021, as reported on the New York Stock Exchange, under the trading symbol “WE.”
(3) Consists of 117,438,299 shares of Class A Common Stock that may be issued upon exercise of warrants and options (including (A) 7,773,333 shares that may be issued upon exercise of the private placement warrants, (B) 16,099,959 shares of Class A Common Stock that may be issued upon exercise of the public warrants, (C) 32,182,136 shares that may be issued upon exercise of the Legacy WeWork Options, (D) 39,133,649 shares of Class A Common Stock that may be issued upon exercise of the First Warrants, (E) 5,057,306 shares of Class A Common Stock that may be issued upon exercise of the Penny Warrant, (F) 11,923,567 shares of Class A Common Stock that may be issued upon exercise of the LC Warrant, and (G) 5,268,349 shares that may be issued upon exercise of the Legacy WeWork Warrants) (as such terms are defined under “Selected Definitions”).
(4) Consists of 642,774,807 shares of Class A Common Stock (including shares underlying warrants) registered for resale by the Selling Securityholders (as such term is defined below), (including (A) the resale of 80,000,000 PIPE Shares, (B) the resale of 15,000,000 shares held by the Backstop Investor, (C) the resale of 8,080,139 shares underlying the Legacy WeWork Options, (D) the resale of 3,652,016 shares issuable upon the settlement of Legacy WeWork Restricted Stock Unit Awards, (E) the resale of 24,132,575 shares issuable upon the conversion of WeWork Partnership Profits Interest Units and the corresponding cancellation of WeWork Class C Common Stock, (F) the resale of 5,057,306 shares underlying the Legacy WeWork Warrants, and (G) the resale of 339,830,414 shares held by affiliates) (as such terms are defined under “Selected Definitions”).